Exhibit 3.1

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRULIA, INC.,

a Delaware Corporation

The undersigned does hereby certify on behalf of Trulia, Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, as follows:

FIRST: That the undersigned is the duly elected and acting Chief Executive Officer of the Corporation.

SECOND: That the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on June 1, 2005 under the name “RealWide, Inc.”

THIRD: That pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, the Certificate of Incorporation of the Corporation, as amended to the date of the filing of this Certificate, is hereby amended and restated in its entirety as set forth in Exhibit A hereto.

FOURTH: That the amendment and restatement of the Certificate of Incorporation of the Corporation as set forth in Exhibit A hereto has been duly adopted and approved by the board of directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141, 228, 242 and 245 of the Delaware General Corporation Law.

The undersigned hereby further declares and certifies under penalty of perjury that the facts set forth in the foregoing Certificate are true and correct to the knowledge of the undersigned, and that this Certificate is the act and deed of the undersigned.

Executed in San Francisco, California on this 29th day of August, 2008.

By:	/s/ Peter Flint
Peter Flint, CEO

EXHIBIT A

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRULIA, INC.

ARTICLE I

The name of the Corporation is Trulia, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 3500 South DuPont Highway, City of Dover, County of Kent, 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

ARTICLE IV

At the initial date and time of the effectiveness of this Fifth Amended and Restated Certificate of Incorporation (the “Effective Time”), the following recapitalization (the “Stock Split”) shall occur: (i) each share of Common Stock (as defined below) of the Corporation issued and outstanding immediately prior to the Effective Time shall be split into three shares of Common Stock (as defined below); (ii) each of share of Series A Preferred Stock (as defined below) of the Corporation issued and outstanding immediately prior to the Effective Time shall be split into three shares of Series A Preferred Stock; (iii) each of share of Series B Preferred Stock (as defined below) of the Corporation issued and outstanding immediately prior to the Effective Time shall be split into three shares of Series B Preferred Stock; (iv) each of share of Series C Preferred Stock (as defined below) of the Corporation issued and outstanding immediately prior to the Effective Time shall be split into three shares of Series C Preferred Stock; and (v) each of share of Series D Preferred Stock (as defined below) of the Corporation issued and outstanding immediately prior to the Effective Time shall be split and reclassified into three shares of Series D Preferred Stock. The Stock Split shall occur automatically without any further action by the holders of the shares of Common Stock and Preferred Stock (as defined below) affected thereby. All rights, preferences and privileges of the Common Stock and the Preferred Stock have been adjusted to reflect the Stock Split (that is, all numeric references and other provisions included in this Fifth Amended and Restated Certificate of Incorporation have already given effect to, and no further adjustment shall be made on account of, the Stock Split).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation, after giving effect to the Stock Split.

(A) Classes of Capital Stock

The Corporation is authorized to issue 110,267,601 shares of capital stock in the aggregate. The capital stock of the Corporation shall be divided into two classes, designated “Common Stock” and “Preferred Stock.” The number of shares of Common Stock that the Corporation is authorized to issue is 67,800,000. The number of shares of Preferred Stock that the Corporation is authorized to issue is 42,497,601, 10,699,533 of which shall be designated as Series A Preferred Stock (“Series A Preferred”), 16,442,307 of which shall be designated as Series B Preferred Stock (“Series B Preferred”), 10,030,761 of which shall be designated as Series C Preferred Stock (“Series C Preferred”) and 5,325,000 of which shall be designated as Series D Preferred Stock (“Series D Preferred”). The Common Stock and Preferred Stock shall each have a par value of $0.000033 per share. The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock in accordance with Section 4 of Division (B) below. Subject to Section 6 of Division (B) below, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

(B) Rights, Preferences, Privileges and Restrictions of Preferred Stock

The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective series of Preferred Stock or the holders thereof are as follows:

1. Dividends

(a) The holders of Series A Preferred, Series B Preferred, Series C Preferred, and Series D Preferred shall be entitled to receive, on a pari passu basis, dividends at the rate of $0.01612, $0.02773, $0.079754, and $0.22596 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, respectively, payable out of funds legally available therefor. Such dividends shall be payable when, as, and if declared by the board of directors, acting in its sole discretion. The right to receive dividends shall not be cumulative, and no right shall accrue to holders of any shares by reason of the fact that dividends on such shares are not declared and paid in any prior year. No dividend shall be paid or declared and set aside in any period with respect to any series of Preferred Stock unless and until a dividend has been paid or declared and set aside for payment in such year with respect to each other series of Preferred Stock, ratably in proportion to the stated annual dividend rates for such series of Preferred Stock.

(b) No dividend shall be paid or declared and set aside in any period with respect to the Common Stock unless and until dividends have been paid or declared and set aside for payment in such year with respect to each outstanding share of Preferred Stock at the dividend rates set forth in Section 1(a) above. After payment of dividends at the annual rates set forth above, any additional dividends declared shall be distributed among all holders of Preferred Stock and Common Stock in proportion to the number of shares of Common Stock that would then be held by each such holder if all shares of Preferred Stock were converted into Common Stock pursuant to Section 4 hereof.

2. Liquidation

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock, an amount equal to (i) 100% of the Original Issue Price for each share of Series A Preferred, 100% of the Original Issue Price for each share of Series B Preferred, 107.5% of the Original Issue Price for each share of Series C Preferred, and 100% of the Original Issue Price for each share of Series D Preferred respectively, plus (ii) all declared but unpaid dividends on such shares. The Original Issue Price of the Series A Preferred is $0.2015 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares). The Original Issue Price of the Series B Preferred is $0.3466 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares). The Original Issue Price of the Series C Preferred is $0.9969 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares). The Original Issue Price of the

Series D Preferred is $2.82456 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares). If the assets and funds available for distribution to the holders of the Preferred Stock shall be insufficient to pay the stated preferential amounts in full, then the entire assets and funds of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Preferred Stock in proportion to the preferential amount each such holder would otherwise be entitled to receive. After payment in full of the preferential amounts has been made to the holders of the Preferred Stock, all remaining assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock, provided, however, that each holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to a liquidation, dissolution or winding up of this Corporation if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(b) For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to include any of the following, whether in a single transaction or through a series of related transactions: (i) the Corporation’s sale of all or substantially all of its assets, including without limitation, the irrevocable license of all or substantially all of the Corporation’s intellectual property rights, (ii) the acquisition of the Corporation by another entity (other than a reincorporation for the purpose of changing the Corporation’s domicile) by means of merger or other form of corporate reorganization in which the outstanding shares of the Corporation are exchanged for securities or other consideration issued by or on behalf of the acquiring entity as a result of which the stockholders of the Corporation immediately prior to such transaction or series of related transactions, as the case may be, hold less than a majority of the voting power of the surviving or resulting corporation, and (iii) transfer to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities if, as a result of which, the stockholders of the Corporation immediately prior to such transaction hold less than a majority of the voting power of the Corporation (any such event, a “Deemed Liquidation”). For the sake of clarification, an equity financing transaction in which the Corporation is the surviving entity shall not be considered a Deemed Liquidation hereunder. Notwithstanding the foregoing, the holders of two-thirds (2/3) of the Preferred Stock then outstanding may agree in writing that a transaction or a series of related transactions will not constitute a Deemed Liquidation for the purposes of this Section 2. Any such waiver will be binding upon each holder of Preferred Stock and each of their successors and assigns.

The Corporation shall give each holder of record of Preferred Stock written notice of any impending Deemed Liquidation not later than 20 days prior to the stockholders’ meeting called to approve such Deemed Liquidation, or 20 days prior to the closing of such Deemed Liquidation, whichever is earlier, and shall also notify such holders in writing of the final approval of such Deemed Liquidation. The first of such notices shall describe the material terms and conditions of the impending Deemed Liquidation and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived, the Deemed Liquidation shall not take place sooner than 20 days after the Corporation has given the first notice provided for herein or sooner than 20 days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Fifth Amended and Restated Certificate of Incorporation, all notice periods or requirements herein may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of two-thirds (2/3) of the voting power of the outstanding shares of Preferred Stock that are entitled to such notice rights. In the event the requirements of this Section 2 are not complied with, the Corporation shall forthwith either cause the closing of the Deemed Liquidation to be postponed until the requirements of this Section 2 have been complied with, or cancel such Deemed Liquidation, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in this Section 2(b).

(c) Unless otherwise specified in a definitive agreement approved by the stockholders of the Corporation in accordance with the Delaware General Corporation Law and the Corporation’s Certificate of Incorporation and bylaws as then in effect, the value of any securities to be delivered to the stockholders pursuant to this Section 2 shall be determined as follows:

(i) If listed on a national securities exchange or the Nasdaq National Market or SmallCap Market, then the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing of such transaction;

(ii) If actively traded over the counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the closing of such transaction; and

(iii) If there is no active public market, then the value shall be the fair market value thereof as determined in good faith by the Corporation’s board of directors.

(d) Notwithstanding Section 1 above and this Section 2, the Corporation may at any time, out of funds legally available for such purpose, repurchase shares of Common Stock issued to or held by officers, directors, employees or other service providers at cost upon termination of their employment or services pursuant to agreements providing the Corporation with such a right of repurchase, whether or not all declared dividends have been paid or set aside for payment and whether or not all Preferred Stock required to be redeemed by the Corporation has been redeemed or funds have been set aside for such purpose.

3. Redemption. The Preferred Stock is not redeemable.

4. Conversion

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such series of Preferred Stock by the then effective conversion price for such series of Preferred Stock (such result, the “Conversion Rate”). The Series A initial conversion price shall be $0. .2015, the initial Series B conversion price shall be $0.3466, the initial Series C conversion price shall be $0.9969 and the initial Series D conversion price shall be $2.82456. The conversion prices of the Preferred Stock are subject to adjustment as provided in Sections 4(d), (e) and (f) below.

(b) Automatic Conversion. Each share of Preferred Stock shall be automatically converted into shares of Common Stock at the then effective Conversion Rate for such series (i) with the approval, by affirmative vote, written consent, or agreement, of the holders of not less than two-thirds (2/3) of the outstanding Preferred Stock voting together as a single class, (ii) upon the voluntary conversion by the holders of not less than two-thirds (2/3) of the Preferred Stock issued by the Corporation, or (iii) upon the effectiveness of a registration statement under the Securities Act of 1933, as amended, filed in connection with an underwritten initial public offering of Common Stock for the account of the Corporation with proceeds to the Corporation of not less than $50,000,000 (prior to deduction of underwriter commissions and offering expenses) (a “Qualified IPO”).

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective conversion price for such series of Preferred Stock. Conversion of shares of Preferred Stock at the option of the holder thereof shall be effected by delivery to the office of the Corporation or to any transfer agent for such shares of duly endorsed certificates for the shares being converted and of written notice to the Corporation that the holder elects to convert such shares. Conversion shall be deemed to occur immediately prior to the close of business on the date the shares and notice are delivered. Automatic conversion of the Preferred Stock pursuant to Section 4(b) shall be effective without any further action on the part of the holders of such shares and shall be effective whether or not the certificates for such shares are surrendered to the Corporation or its transfer agent. Holders entitled to receive Common Stock upon conversion of Preferred Stock shall be treated for all purposes as the record holders of such shares of Common Stock on the date conversion is deemed to occur. The Corporation shall not be obligated to issue certificates evidencing shares of Common Stock issuable upon conversion of Preferred Stock unless either (i) the certificates evidencing such shares being converted are delivered to the Corporation or its transfer agent as provided above, or (ii) the holder (A) notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and (B) executes an agreement, and at the Corporation’s election, provides a surety bond or other security, satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after the delivery of such certificates, or the agreement to indemnify in the case of a lost certificate, issue and deliver to the holder of the shares of Preferred Stock being converted, a certificate or certificates for the number of shares of Common Stock to which the holder is entitled and a check payable to the holder for any cash due with respect to any fractional shares.

(d) Adjustments for Stock Dividends, Combinations or Splits. If the outstanding shares of Common Stock are subdivided, by stock split or otherwise, into a greater number of shares of Common Stock, or if the Corporation shall declare or pay any dividend on the Common Stock payable in shares of Common Stock, then the conversion price for each series of Preferred Stock in effect prior to such event shall be proportionately decreased upon the occurrence of such event. If the outstanding shares of Common Stock are combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of Common Stock, then the conversion price for each series of Preferred Stock in effect prior to such event shall be proportionately increased upon the occurrence of such event.

(e) Adjustments for Other Distributions. If the Corporation fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock (excluding any distribution in which the Preferred Stock participates on an as-converted basis, and any distribution for which adjustment is otherwise made pursuant to this Section 4), then in each such case provision shall be made so that the holders of Preferred Stock receive upon conversion, in addition to the Common Stock issuable upon conversion of their shares, the property or other securities of the Corporation that they would otherwise have received had their shares of Preferred Stock been converted into Common Stock immediately prior to such event and had they thereafter retained such securities, subject to all other adjustments called for during such period under this Section 4.

(f) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock is changed into the same or a different number of shares of any other class or series of stock, whether by capital reorganization, reclassification or otherwise (other than a Deemed Liquidation under Section 2, and events for which adjustment is made pursuant to Sections 4(d) or 4(e) above), the conversion price for each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such reorganization, reclassification or change, be adjusted such that the Preferred Stock shall be convertible into, in lieu of the Common Stock which the holders thereof would otherwise have been entitled to receive, a number of shares of such other class or series of capital stock equivalent to the number of shares of such other class or series of capital stock that such holders would have been entitled to receive in such reclassification, capital reorganization or change for the number of shares of Common Stock that the holders would have been entitled to receive upon conversion of their Preferred Stock immediately prior to such reclassification, capital reorganization or change.

(g) No Impairment. The Corporation will not without first obtaining the consent of the holders of two-thirds (2/3) of the outstanding shares of Preferred Stock, voting together as a single class, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section 4 by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Preferred Stock under this Section 4 against impairment.

(h) Certificate as to Adjustments. The Corporation, at its expense, shall promptly compute any conversion price adjustments and provide each holder of Preferred Stock a certificate describing such adjustment and showing in detail the facts upon which such adjustment is based. If requested in writing by any holder of Preferred Stock, the Corporation shall provide such holder a certificate describing any conversion price adjustments, the current conversion price and the amount of Common Stock or other property issuable upon conversion of the shares of Preferred Stock held by such holder.

(i) Notices of Record Date. If the Corporation shall propose at any time:

(A) to declare any dividend or distribution upon its capital stock;

(B) to offer for subscription pro rata to the holders of any class or series of its capital stock any additional shares of capital stock of any class or series or other rights;

(C) to effect any reclassification or recapitalization of its Common Stock or Preferred Stock; or

(D) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

Then, in connection with each such event, the Corporation shall send to the holders of the Preferred Stock:

(1) at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (C) and (D) above; and

(2) in the case of the matters referred to in (C) and (D) above, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of Preferred Stock at the addresses for such stockholders as shown on the books of the Corporation.

(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Fifth Amended and Restated Certificate of Incorporation.

5. Voting

(a) General. Except as expressly provided by this Fifth Amended and Restated Certificate of Incorporation or as required by law, the holders of Preferred Stock shall have the same voting rights as the holders of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and the holders of Common Stock and the Preferred Stock shall vote together as a single class on all matters. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held, and each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could then be converted. Fractional votes shall not be permitted. Any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number of votes (with one-half being rounded upward).

(b) Election of Directors

(i) The exact number of directors comprising the Corporation’s board of directors shall be five (5). Until the date upon which the Preferred Stock is automatically converted in accordance with Section 4(b) above: (w) the holders of the Series B Preferred, voting together as a separate class on an as-converted basis, shall be entitled to elect one (1) member of the board of directors (the “Series B Preferred Director”), (x) the holders of the Series A Preferred, voting together as a separate class on an as-converted basis, shall be entitled to elect one (1) member of the board of directors (the “Series A Preferred Director” together with the Series B Preferred Director the “Preferred Directors”), (y) the holders of Common Stock voting together as a separate class shall be entitled to elect two (2) members of the board of directors (the “Common Directors”) and (z) the holders of a majority of Common Stock and

Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to choose one (1) member of the board of directors (the “At-Large Director”). Following an automatic conversion of the Preferred Stock in accordance with Section 4(b), the holders of the Common Stock shall be entitled to elect all of the members of the board of directors.

(ii) In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to Section 5(b)(i), the remaining directors so elected by that class or series may by affirmative vote of a majority thereof (or the remaining director so elected if there be but one, or if there are no such directors remaining, by the affirmative vote of the holders of a majority of the shares of that class or series), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class or series of stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

6. Protective Provisions

(a) The Corporation shall not, without the approval of the holders of at least two-thirds (2/3) of the then outstanding shares of Preferred Stock, and in compliance with applicable series voting rights in the Delaware General Corporation Law, voting together as a single class on an as-converted basis, take any action directly or indirectly (by amendment, merger, consolidation or otherwise) that:

(i) redeems or repurchases shares of Common Stock or Preferred Stock (excluding repurchases at cost of Common Stock upon termination of services of an officer, employee, consultant, director or service provider or pursuant to a contractual right of first refusal approved by the board of directors);

(ii) increases or decreases the number of authorized shares of Common or Preferred Stock;

(iii) alters or changes the rights, preferences or privileges of the Preferred Stock;

(iv) increases or decreases the authorized number of shares of Common Stock or Preferred Stock or shares reserved for issuance under the Corporation’s 2005 Stock Incentive Plan or any other equity incentive plan;

(v) authorizes or issues, or obligates the Corporation to sell or issue (by reclassification or otherwise) any new class or series of securities (or securities convertible into shares) having rights, preferences or privileges senior to or on a parity with any outstanding series of Preferred Stock;

(vi) increases or decreases the size of the board of directors;

(vii) authorizes or obligates the Corporation to pay any dividend or make any other distribution in respect of the Corporation’s capital stock, Common stock or Preferred Stock (excluding repurchases at cost of Common Stock upon termination of services of an officer, employee, consultant, director or service provider or pursuant to a contractual right of first refusal approved by the board of directors);

(viii) authorizes a Deemed Liquidation;

(ix) authorizes an acquisition of another business through an asset acquisition, stock purchase or merger;

(x) authorizes the creation of a subsidiary of the Corporation;

(xi) authorizes the reclassification or recapitalization of the outstanding capital stock of the Corporation; or

(xii) authorizes any change in the percentage of the Preferred Stock voting requirement to approve (i) through (xi) above.

7. Status of Converted Shares

In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(C) Rights, Preferences, Privileges and Restrictions of Common Stock

The relative rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock or the holders thereof are as follows:

1. Dividends. Subject to the prior rights of holders of all classes of stock at the time outstanding having superior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the board of directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the board of directors.

2. Liquidation. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Division (B) of this Article IV above.

3. Redemption. Except as may otherwise be provided in a written agreement between the Corporation and a holder of Common Stock or the Bylaws of this Corporation, neither the Corporation nor the holders of Common Stock shall have the unilateral right to call or redeem or cause to have called or redeemed any shares of Common Stock.

4. Voting. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

(A) To the fullest extent permitted by the Delaware General Corporation Law, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is hereafter amended to authorize, with or without the approval of the Corporation’s stockholders, further reductions in the liability of the Corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

(B) To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification or advancement of expenses), through bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to a corporation, its stockholders, and others.

(C) Any repeal or modification of any of the foregoing provisions of this Article V, by amendment of this Article V or by operation of law, shall not adversely affect any right or protection of, or increase the liability of, any director, officer, employee, agent or other person with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE VI

Subject to Section 6 of Division (B) of Article IV or otherwise in this Certificate of Incorporation, the board of directors of the Corporation is expressly authorized to make, alter or repeal bylaws of the Corporation, but the stockholders may make additional bylaws and may alter or repeal any bylaw whether adopted by them or otherwise.

ARTICLE VII

Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Corporation.

ARTICLE VIII

The Corporation is to have perpetual existence.

ARTICLE IX

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any statutory provision) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors in the bylaws of the Corporation.

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